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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                        Wellsford Real Properties, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                   950240101
                                 (CUSIP number)



         Check the following box if a fee is being paid with this statement [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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 CUSIP NO.     950240101               13G                    PAGE  2 OF 8 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                 Morgan Stanley, Dean Witter, Discover & Co.
                 IRS # 39-314-5972
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)[ ]

                                                             (b)[ ]


--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
                 The state of organization is Delaware.

--------------------------------------------------------------------------------
 NUMBER OF                5          SOLE VOTING POWER
 SHARES                                                      0
 BENEFICIALLY     --------------------------------------------------------------
 OWNED BY                 6          SHARED VOTING POWER
 EACH                                                2,727,533
 REPORTING        --------------------------------------------------------------
 PERSON WITH              7          SOLE DISPOSITIVE POWER
                                                             0
                  --------------------------------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                     2,858,308
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,858,308

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          16.90%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
                 IA, CO
--------------------------------------------------------------------------------

 *  SEE INSTRUCTIONS BEFORE FILLING OUT!


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 CUSP NO.   950240101              13G                       PAGE  3 OF 8 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
           Morgan Stanley Asset Management Inc.
           IRS # 13-304-0307
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
           The state of organization is Delaware.

--------------------------------------------------------------------------------
 NUMBER OF           5         SOLE VOTING POWER
 SHARES                                                   0
 BENEFICIALLY ------------------------------------------------------------------
 OWNED BY            6         SHARED VOTING POWER
 EACH                                             1,474,989
 REPORTING    ------------------------------------------------------------------
 PERSON WITH         7         SOLE DISPOSITIVE POWER
                                                          0
              ------------------------------------------------------------------
                     8         SHARED DISPOSITIVE POWER
                                                  2,066,697
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,066,697

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   12.22%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
           IA, CO
--------------------------------------------------------------------------------

 *  SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 950240101                 13G                        PAGE 4 OF 8 PAGES


Item  1(a)                  Name  of  Issuer


                            Wellsford Real Properties, Inc.

Item  1(b)                  Address  of  issuer's  principal  executive  offices

                            610 Fifth Avenue
                            New York, NY 10020

Item  2(a)                  Name  of  person  filing


                     (a)    Morgan Stanley, Dean Witter, Discover & Co.
                     (b)    Morgan Stanley Asset Management  Inc.

Item  2(b)                  Principal  business  office


                     (a)    1585 Broadway
                            New York, New York 10036

                     (b)    1221 Avenue of the Americas
                            New York, New York 10020

Item  2(c)                  Citizenship


                            Incorporated by reference to
                            Item 4 of the cover page
                            pertaining to each reporting
                            person.

Item  2(d)                  Title  of  class  of  Securities


                            Common  Stock

Item  2(e)                  Cusip  No.

                            950240101

Item  3              (a)    Morgan  Stanley, Dean Witter, Discover & Co. is (e)
                            an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                     (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                     Ownership

                            Incorporated by reference to Items (5) - (9) and (11) of the cover page.


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CUSIP NO. 950240101                 13G                        PAGE 5 OF 8 PAGES


Item    5                  Ownership of 5 Percent or Less of a Class


                           Inapplicable

Item    6                  Ownership of More than 5 Percent on Behalf of Another
                           Person

                           Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           Inapplicable

Item    8                  Identification and Classification of Members of the
                           Group

                           Inapplicable

Item    9                  Notice of Dissolution of Group

                           Inapplicable

Item    10                 Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP NO.  950240101                13G                        PAGE 6 OF 8 PAGES




                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          Date :           July 23, 1997

          Signature :      Donald P. Ryan
                           ----------------------------------------------
          Name / Title :   Donald P. Ryan / Vice President Morgan Stanley
                           Asset Management Inc.

                           MORGAN STANLEY ASSET MANAGEMENT INC.

          Date :           July 23, 1997

          Signature :      Bruce Bromberg
                           ----------------------------------------------
          Name / Title :   Bruce Bromberg / Morgan Stanley & Co.,
                           Incorporated

                           MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.



                           INDEX TO EXHIBITS                               PAGE


          EXHIBIT  1       Agreement to Make a Joint Filing                  7

          EXHIBIT  2       Secretary's Certificate Authorizing Bruce         8
                           Bomberg to Sign on behalf of Morgan
                           Stanley, Dean Witter, Discover & Co.